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                                   Exhibit 12

                         Paragon Corporate Holding Inc.

               Computation of Ratio of Earnings to Fixed Charges

                       (In thousands, except for ratios)

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                                                                THE COMPANY                                    A. B. DICK
                                            -------------------------------------------------------   ----------------------------
                                                                Period from          Period from         (Predecessor Company)
                                              Year Ended       Jan. 17, 1997        April 1, 1996              Fiscal Year
                                               Dec. 31,           through              through               Ended March 31,
                                                 1998          Dec. 31, 1997        Jan. 16, 1997         1996           1995
                                            ---------------  -------------------   ----------------   -------------  -------------
Computation of earnings:
Income (loss) before foreign
   income taxes and extraordinary item        $        142      $         9,329       $       (455)      $  (5,463)    $    2,677
Amortization of deferred financing costs               365                  214                  -               -              -
Interest expense                                    10,946                2,384                205             162            134
Portion of rent expense representative
   of an interest factor                             1,530                  742                765             728          1,103
                                            ---------------  -------------------   ----------------   -------------  -------------

Earnings                                      $     12,983      $        12,669       $        515       $  (4,573)    $    3,914
                                            ===============  ===================   ================   =============  =============


Computation of Fixed Charges:
Amortization of deferred financing costs      $        365      $           214       $          -       $       -     $        -
Interest expense                                    10,946                2,384                205             162            134
Portion of rent expense representative
   of an interest factor                             1,530                  742                765             728          1,103
                                            ---------------  -------------------   ----------------   -------------  -------------

Fixed Charges                                 $     12,841      $         3,340       $        970       $     890     $    1,237
                                            ===============  ===================   ================   =============  =============

Ratio of Earnings to Fixed Charges                    1.01                 3.79               0.53           (5.14)          3.16
                                            ===============  ===================   ================   =============  =============

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